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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

HOMELAND PRECIOUS METALS CORP.
(Exact name of registrant as specified in charter.)

BRITISH COLUMBIA	N/A
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

1489 Marine Drive, Suite 136
West Vancouver, British Columbia
Canada V7T 1B8
(604) 992-6663
 (Address and telephone of executive offices, including zip code.)

THE HOMELAND PRECIOUS METALS CORP.
2005 STOCK OPTION PLAN

Bruce Johnstone, President
Homeland Precious Metals Corp.
1489 Marine Drive, Suite 136
West Vancouver, British Columbia
Canada V7T 1B8
(604) 922-6663
 (Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of		Aggregate Proposed	Proposed Maximum
Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Registered	Registered	Price per Unit/Share	Price [1]	Registration Fee [1]

Common Shares, no par	5,000,000	$0.02	$100,000	$100.00
value, issuable upon
exercise of stock options
by Grantees

Totals	5,000,000	$0.02	$100,000	$100.00

[1]     Based upon the mean between the closing bid and ask prices for common shares on March 31, 2005 in accordance with Rule 457(c).

PART II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)     Our Form F-1 and all amendments thereto filed with the Securities and Exchange Commission ("SEC").

b)     All other reports, proxy statements and information statements filed subsequent to the foregoing Form F-1 to pursuant to the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4.     DESCRIPTION OF SECURITIES.

Common Stock

Our authorized common stock consists of 300,000,000 shares of no par value common stock. As of April 1, 2005, 13,537,800 shares are issued and outstanding. All shares are subject to a selling shareholders Form F-1 registration statement and may be sold.

All of our shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of our directors.

Upon liquidation, dissolution or winding up of our affairs, our assets, after the payment of liabilities, will be distributed pro rata to the holders of our common stock. Holders of our common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of our common stock presently outstanding are fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of preferred stock, no par value. No preferred shares are outstanding. The preferred shares were not subject to the stock split that occurred on February 3, 2005.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividends have been paid on our common shares since inception, and none is contemplated in the foreseeable future.

Transfer Agent

Our transfer agent is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251 and its telephone number is (480) 481-3940.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Articles Homeland Precious Metals Corp. (the "Company") provide that every director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, in the absence of any dishonesty on the part of such person, shall be indemnified by the Company against, and it shall be the duty of the directors out of the funds of the Company to pay, all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company, whether the Company is a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the shareholders over all other claims.

The Articles further provides that no director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, in the absence of any dishonesty on such person's party, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for the loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the Company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts or any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

ITEM 7.     EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.     EXHIBITS.

The following documents are incorporated herein by reference from the Company's Form F-1 Registration Statement, SEC file 333-115278, as filed with the Securities and Exchange Commission on May 7, 2004:

Exhibit No.	Description

3.1	Articles of Incorporation.
4.1	Share Certificate - Common Stock.
23.1	Consent of Robison, Hill, & Company, Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.

The following documents are incorporated by reference from the Company's Post Effective Amendment Form F-1 Registration Statement, SEC file no. 333-115278 filed with the Securities and Exchange Commission on March 29, 2005.

3.2	Amended Articles of Incorporation.
23.1	Consent of Robison, Hill & Company, Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.

The following documents are incorporated herein:

4.2	Share Certificate - Common Stock.
5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
10.1	2005 Stock Option Plan.
23.1	Consent of Robison, Hill & Company, Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Attorney at Law.

ITEM 9.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.     to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.     that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3.     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 11th day of April, 2005.

HOMELAND PRECIOUS METALS CORP.

BY:	/s/ Bruce Johnstone
Bruce Johnstone, President, Principal Executive 0fficer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and sole member of the Board of Directors